EXHIBIT 99.1

Applied Industrial Technologies Reports Fiscal 2024 First Quarter Results

•Net Sales of $1.1 Billion Up 3.1% YoY; Up 3.4% on an Organic Daily Basis
•Net Income of $93.8 Million, or $2.39 Per Share Up 21.3% YoY
•EBITDA of $133.4 Million Up 12.3% YoY
•Operating Cash Flow of $66.2 Million; Free Cash Flow of $61.9 Million
•Raising Fiscal 2024 Guidance

CLEVELAND, OHIO (October 26, 2023) – Applied Industrial Technologies (NYSE: AIT), a leading value-added distributor and technical solutions provider of industrial motion, fluid power, flow control, automation technologies, and related maintenance supplies, today reported results for its fiscal 2024 first quarter ended September 30, 2023.

Net sales for the quarter of $1.1 billion increased 3.1% over the prior year. The change includes a 1.1% increase from acquisitions and a 0.2% increase from foreign currency translation, offset by a negative 1.6% impact from one less selling day. Excluding these factors, sales increased 3.4% on an organic daily basis reflecting a 4.7% increase in the Service Center segment and a 0.6% increase in the Engineered Solutions segment. The Company reported net income of $93.8 million, or $2.39 per share, and EBITDA of $133.4 million. On a pre-tax basis, results include $4.6 million ($0.09 after tax per share) of LIFO expense compared to $9.1 million ($0.18 after tax per share) of LIFO expense in the prior-year period.

Neil A. Schrimsher, Applied’s President & Chief Executive Officer, commented, “We delivered a positive start to fiscal 2024 with EBITDA and EPS growing a respective 12% and 21% over the prior year. Considering the expected moderating sales growth environment, these results reflect another solid quarter of operational execution from our Applied team, including favorable margin performance beyond LIFO expense normalization. Underlying demand within our core Service Center segment was resilient reflecting steady factory utilization and break-fix activity within the U.S. industrial manufacturing sector, as well as internal sales initiatives. In addition, secular growth tailwinds and end-market diversification are helping balance slower activity across the technology sector and ongoing supply chain headwinds within our Engineered Solutions segment. We also announced two bolt-on Service Center acquisitions during the quarter that strengthen our growth potential along the Eastern U.S. Overall, we had a productive first quarter that positions us to deliver solid earnings and free cash growth in fiscal 2024.”

Mr. Schrimsher added, “We are raising fiscal 2024 guidance to primarily reflect first quarter earnings performance, our recent Service Center acquisitions, and lower LIFO expense assumptions. We have yet to see any broad signs of a material demand reduction across our end markets, though we expect sales growth will remain muted near term as production activity and supply chains continue to normalize. In addition, the second quarter is our most difficult comparison for the year, as reflected in October to date sales trending relatively unchanged on an organic basis compared to prior-year levels. Overall, sales growth is playing out largely as expected year to date, and we remain focused on driving industry leading operational execution as we make further progress on our strategic objectives. While macro uncertainty remains, we are uniquely positioned to navigate the current environment and deliver outsized earnings growth long term given our differentiated industry position, leading technical capabilities, self-help margin tailwinds, scaling automation platform, and balance sheet capacity.”

Fiscal 2024 Guidance
For fiscal 2024, the Company now projects EPS of $9.25 to $9.80 (prior $8.80 to $9.55), sales growth of 1% to 4% (prior 0% to 4%) including 0% to 3% on an organic daily basis, and EBITDA margins of 12.0% to 12.3% (prior 11.9% to 12.1%). Guidance incorporates current economic uncertainty and assumptions of easing end-market demand near term, as well as ongoing inflationary and supply chain headwinds. Guidance does not assume contribution from future acquisitions.

Dividend
Today the Company also announced that its Board of Directors declared a quarterly cash dividend of $0.35 per common share, payable on November 30, 2023, to shareholders of record on November 15, 2023.

Conference Call Information
Applied will host its quarterly conference call for investors and analysts at 10 a.m. ET on October 26, 2023. Neil A. Schrimsher – President & CEO, and David K. Wells – CFO will discuss the Company's performance. A supplemental investor presentation detailing latest quarter results and the Company’s outlook is available for reference on the investor relations portion of the Company’s website at www.applied.com. To join the call, dial 800-768-2878 (toll free) or 212-231-2927 (for International callers) using conference ID 22028182. A live audio webcast can be accessed online through the investor relations portion of the Company's website at www.applied.com. A replay of the call will be available for two weeks by dialing 800-633-8625 or 402-977-9141 (International) using conference ID 22028182.

About Applied®
Applied Industrial Technologies is a leading value-added distributor and technical solutions provider of industrial motion, fluid power, flow control, automation technologies, and related maintenance supplies. Our leading brands, specialized services, and comprehensive knowledge serve MRO and OEM end users in virtually all industrial markets through our multi-channel capabilities that provide choice, convenience, and expertise. For more information, visit www.applied.com.

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. Forward-looking statements are often identified by qualifiers such as “expect,” “will,” “guidance,” “assume”, “believe” and derivative or similar expressions. All forward-looking statements are based on current expectations regarding important risk factors including trends and events in the industrial sector of the economy (such as the inflationary environment and supply chain strains), results of operations, and financial condition, and other risk factors identified in Applied's most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by Applied or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise.
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CONTACT INFORMATION

Ryan D. Cieslak
Director – Investor Relations & Treasury
216-426-4887 / rcieslak@applied.com

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,
	2023	2022
Net Sales	$1,095,188	$1,062,405
Cost of sales	770,106	755,622
Gross Profit	325,082	306,783
Selling, distribution and administrative expense,
including depreciation	204,402	200,251
Operating Income	120,680	106,532
Interest expense, net	1,320	6,480
Other expense, net	431	1,008
Income Before Income Taxes	118,929	99,044
Income tax expense	25,103	22,164
Net Income	$93,826	$76,880
Net Income Per Share - Basic	$2.42	$2.00
Net Income Per Share - Diluted	$2.39	$1.97
Average Shares Outstanding - Basic	38,700	38,526
Average Shares Outstanding - Diluted	39,310	39,111

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
1) Applied uses the last-in, first-out (LIFO) method of valuing U.S. inventory. An actual valuation of inventory under the LIFO method can only be made at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management's estimates of expected year-end inventory levels and costs and are subject to the final year-end LIFO inventory determination.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	September 30,	June 30,
	2023	2023

Assets
Cash and cash equivalents	$360,415	$344,036
Accounts receivable, net	694,922	708,395
Inventories	507,641	501,184
Other current assets	81,287	93,192
Total current assets	1,644,265	1,646,807
Property, net	113,704	115,041
Operating lease assets, net	102,144	100,677
Intangibles, net	237,102	235,549
Goodwill	586,478	578,418
Other assets	66,818	66,840
Total Assets	$2,750,511	$2,743,332

Liabilities
Accounts payable	$259,790	$301,685
Current portion of long-term debt	25,171	25,170
Other accrued liabilities	181,597	213,489
Total current liabilities	466,558	540,344
Long-term debt	596,883	596,926
Other liabilities	150,954	147,625
Total Liabilities	1,214,395	1,284,895
Shareholders' Equity	1,536,116	1,458,437
Total Liabilities and Shareholders' Equity	$2,750,511	$2,743,332

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(Unaudited)
(In thousands)

	Three Months Ended September 30,

	2023	2022

Cash Flows from Operating Activities
Net income	$93,826	$76,880
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization of property	5,717	5,481
Amortization of intangibles	7,393	7,705
Provision for losses on accounts receivable	867	3,994
Amortization of stock appreciation rights and options	844	1,424
Other share-based compensation expense	1,976	1,939
Changes in assets and liabilities, net of acquisitions	(45,245)	(72,071)
Other, net	831	591
Net Cash provided by Operating Activities	66,209	25,943
Cash Flows from Investing Activities
Acquisition of businesses, net of cash acquired	(21,440)	—
Capital expenditures	(4,340)	(5,554)
Proceeds from property sales	123	56
Net Cash used in Investing Activities	(25,657)	(5,498)
Cash Flows from Financing Activities
Long-term debt repayments	(62)	(40,061)
Interest rate swap settlement receipts	3,558	294
Purchases of treasury shares	—	(716)
Dividends paid	(13,551)	(13,100)
Exercise of stock appreciation rights and options	—	126
Acquisition holdback payments	(562)	(660)
Taxes paid for shares withheld for equity awards	(11,866)	(1,401)
Net Cash used in Financing Activities	(22,483)	(55,518)
Effect of Exchange Rate Changes on Cash	(1,690)	(1,826)
Increase (decrease) in cash and cash equivalents	16,379	(36,899)
Cash and Cash Equivalents at Beginning of Period	344,036	184,474
Cash and Cash Equivalents at End of Period	$360,415	$147,575

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In thousands)

The Company supplemented the reporting of financial information determined under U.S. generally accepted accounting principles (GAAP) with reporting of non-GAAP financial measures. The Company believes that these non-GAAP measures provide meaningful information to assist shareholders in understanding financial results, assessing prospects for future performance, and provide a better baseline for analyzing trends in our underlying businesses. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These non-GAAP financial measures should not be considered in isolation or as a substitute for reported results. These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of the business. The Company strongly encourages investors and shareholders to review company financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Reconciliation of Net Income, a GAAP financial measure, to EBITDA, a non-GAAP financial measure:

	Three Months Ended September 30,
	2023	2022
Net income	$93,826	$76,880
Interest expense, net	1,320	6,480
Income tax expense	25,103	22,164
Depreciation and amortization of property	5,717	5,481
Amortization of intangibles	7,393	7,705
EBITDA	$133,359	$118,710

The Company defines EBITDA as Earnings from operations before Interest, Taxes, Depreciation, and Amortization, a non-GAAP financial measure. Adjusted EBITDA excludes items that may not be indicative of core operating results, a non-GAAP financial measure.

Reconciliation of Net Cash provided by Operating activities, a GAAP financial measure, to Free Cash Flow, a non-GAAP financial measure:
	Three Months Ended September 30,
	2023	2022
Net Cash provided by Operating Activities	$66,209	$25,943
Capital expenditures	(4,340)	(5,554)
Free Cash Flow	$61,869	$20,389

Free cash flow is defined as net cash provided by operating activities less capital expenditures, a non-GAAP financial measure.